EXHIBIT 99.1

                                    AGREEMENT

        Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D (or any amendment thereof) need be filed on their behalf with respect to the beneficial ownership of any equity securities of Managed Care Solutions, Inc. or any subsequent acquisitions or dispositions of equity securities of Managed Care Solutions, Inc.
by any of the undersigned.

Date:  10/22/96

                                           HOLLYBANK INVESTMENTS, LP



                                       By: /s/ Dorsey R. Gardner
                                           Dorsey R. Gardner
                                           General Partner



                                           /s/ Dorsey R. Gardner
                                           Dorsey R. Gardner